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                                                                 Exhibit 5(b)(v)



                           THE TARGET PORTFOLIO TRUST

                         (International Bond Portfolio)


                              SUBADVISORY AGREEMENT



         Agreement made as of this 28th day of August, 1997, between Prudential Investments Fund Management LLC (PIFM or the Manager), a Delaware Corporation, and Delaware International Advisers Ltd. (the Adviser), a company organized under the laws of England.

         WHEREAS, PIFM has entered into a management agreement (the Management Agreement) with The Target Portfolio Trust (the Trust), a Delaware business trust and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PIFM will act as manager of the Trust.

         WHEREAS, shares of the Trust are divided into separate series or portfolios (each a portfolio), each of which is established pursuant to a resolution of the Trustees of the Trust and the Trustees may from time to time terminate such portfolios or establish and terminate additional portfolios.

         WHEREAS, PIFM has the responsibility of evaluating, recommending, supervising and compensating investment advisers to each portfolio of the Trust and desires to retain the Adviser to provide investment advisory services to the International Bond Portfolio of the Trust (the Portfolio) in connection with the management of the Trust and the Adviser is willing to render such investment advisory services.

         NOW, THEREFORE, the Parties agree as follows:

         1. (a) Subject to the supervision of the Manager and of the Trustees of the Trust, the
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         Adviser shall manage the investment operations of the Portfolio and the composition of its portfolio, including the purchase, retention and disposition thereof, in accordance with the Portfolio's investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus") as delivered to the Adviser from time to time by the Manager and subject to the following understandings:

                  (i) The Adviser shall provide supervision of the Portfolio's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Portfolio, and what portion of the assets will be invested or held uninvested as cash.

                  (ii) In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Trust and the Portfolio as provided to the Adviser by the Manager in the Directory of Fund Organization Documents, Agreements and Procedures and with the written instructions and directions of the Manager and of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.

                  (iii) The Adviser shall determine the securities and commodities or other assets to be purchased or sold by the Portfolio and will place orders pursuant to its determination with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus or as the


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         Trustees may direct from time to time. In providing the Portfolio with investment supervision, it is recognized that the Adviser will give primary consideration to securing best execution. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Portfolio's investment transaction business. It is also understood that it is desirable for the Trust that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Trust than may result when allocating brokerage to other brokers on the basis of seeking best execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities and commodities or other assets for the Portfolio with such brokers or futures commission merchants, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Adviser in connection with the Adviser's services to other clients.

                  On occasions when the Adviser deems the purchase or sale of a security, commodity or other asset to be in the best interest of the Portfolio as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may,



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         but shall be under no obligation to, aggregate the securities, commodities or other assets to be sold or purchased in order to obtain best execution. In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

                  (iv) The Adviser shall maintain all books and records with respect to the portfolio transactions required by subparagraphs (b)(5),
         (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trustees such periodic and special reports as the Board may reasonably request.

                  (v) The Adviser shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the Portfolio's assets and shall provide the Manager with such information upon request of the Manager.

                  (vi) The investment management services provided by the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others; provided, however, that the Adviser agrees that it shall not, during the term of this Agreement and for the period of one year after the termination of this Agreement, serve or accept retention as investment adviser, investment manager or similar service provider with or for the benefit of an international fixed income fund that is an investment company registered under the 1940 Act and that seeks as a primary market for its shares asset allocation programs similar in nature and market to the Prudential Securities Target Program. For purposes of this Agreement, an asset allocation program shall be deemed to be similar in nature and market



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         to the Prudential Securities Target Program only if it (A) is sponsored by a retail broker-dealer, (B) provides for the provision of investment advice to investors wherein one or more investment companies sponsored by the retail broker-dealer serve as potential investment vehicles into which investment may be recommended, and (C) is marketed primarily to investors domiciled in the United States. In addition, notwithstanding the foregoing, the provisions of this Section 1(a) (vi) shall be of no further force and effect 90 days after written notice to the Adviser by the Trust or the Manager of the termination of the Adviser's services hereunder, and provided further, that nothing herein shall be deemed to prohibit the Adviser from continuing to serve in its existing capacity as investment adviser or investment manager for its existing clients.

         (b) Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of its directors, officers or employees.

         (c) The Adviser shall keep the Portfolio's books and records required to be maintained by the Adviser pursuant to paragraph 1(a)(iv) hereof and shall timely furnish to the Manager all information relating to the Adviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act. The Adviser agrees that all records which it maintains for the Portfolio are the property of the Trust and the Adviser will surrender promptly to the Trust any of such records upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

         (d) The Adviser agrees to maintain adequate compliance procedures to ensure its



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compliance with the 1940 Act, the Investment Advisers Act of 1940 (Advisers Act)
and other applicable state and federal laws and regulations.

         (e) The Adviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the reports prepared in accordance with the compliance procedures maintained pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

         2. The Manager shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Management Agreement and shall oversee and review the Adviser's performance of its duties under this Agreement.

         3. The Manager shall compensate the Adviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement, a fee at the annual rate of .30 of 1% of the average daily net assets of the Portfolio. This fee will be computed daily and paid monthly.

         4. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio, the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

         5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, or by



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the Manager or the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

         6. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association, except as described in Paragraph 1(a)(vi) above.

         7. During the term of this Agreement, the Manager agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Adviser in any way, prior to use thereof and not to use material if the Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Adviser hereunder by overnight mail or courier service, facsimile transmission equipment or hand delivery or at least ten business days prior to the intended date of first use.

         8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

         9. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW
YORK.


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         IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.






                             PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC


                             By /s/ Robert F. Gunia
                                ----------------------------
                                    Robert F. Gunia
                                    Executive Vice President







                             DELAWARE INTERNATIONAL ADVISERS LTD.





                             By /s/ Ian G. Sims
                                ----------------------------
                                Ian G. Sims
                                Deputy Managing Director, Chief
                                  Investment Officer - Global Fixed Income




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